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                                                                   EXHIBIT 3.67


                           ARTICLES OF INCORPORATION

                                       OF

                             SYNAGRO OF CALIFORNIA


KNOW ALL MEN BY THESE PRESENTS:

         That we, the undersigned, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the State of Arizona and do hereby adopt, sign and acknowledge the following Articles of Incorporation.


                                   ARTICLE I.

         The name of the corporation is SYNAGRO OF CALIFORNIA.


                                  ARTICLE II.

         The duration of the corporation shall be perpetual.


                                  ARTICLE III.

         The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.


                                  ARTICLE IV.

         The corporation initially intends to conduct the business of providing a waste and sludge disposal service to municipal corporations.


                                   ARTICLE V.

         The corporation shall have authority to issue 1,000,000 shares of common stock of the par value of one cent ($.01) per share.


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                                  ARTICLE VI.

         The holders of the common stock of the corporation shall have preemptive rights as to any such stock hereafter authorized to be issued.


                                 ARTICLE VII.

         The name and address of the initial statutory agent of the corporation is Corporation Service Company, 3636 North Central Avenue, Phoenix, Arizona 85012.


                                 ARTICLE VIII.

         The initial board of directors will consist of two directors. The persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are: John Kai, Jr. and Sidney Lox Felker.


                                  ARTICLE IX.

         The names and addresses of the incorporators of the corporation are:
John Kai, Jr., 155 West Council, Tucson, Arizona 85701 and Donna J. Wolfe, 155 West Council Street, Tucson, Arizona 85701.